Exhibit 10(b)

WELLS FARGO & COMPANY
SUPPLEMENTAL CASH BALANCE PLAN

(Includes Amendments Through January 1, 2005)

          Sec. 1 Name and Purpose. The name of the Plan is the “Wells Fargo & Company Supplemental Cash Balance Plan” (the “Plan”). The Plan amends and restates the Norwest Corporation Supplemental Pension Plan. The Plan, as amended and restated, shall be effective July 1, 1999. The Plan is maintained by Wells Fargo & Company (the “Company”) for the purpose of providing unfunded pension benefits for certain select management employees, including pension benefits in excess of certain limits imposed by the Internal Revenue Code. Said benefits are intended to supplement the pension benefits payable to such employees under the Wells Fargo & Company Cash Balance Plan (hereinafter referred to as the “Pension Plan”) formerly known as the Norwest Corporation Pension Plan.

          Sec. 2 Definitions. All references herein to the “Pension Plan” are references to the Wells Fargo & Company Cash Balance Plan (formerly known as the Norwest Corporation Pension Plan) as it may be amended from time to time. In addition, except where specifically defined in this Plan, all capitalized terms herein shall have the same meaning as given to those terms in the Pension Plan.

          Sec. 3 Nonqualified Certified Compensation. Nonqualified Certified Compensation for purposes of the compensation credits to accounts under Section 8 of this Plan and the special transitional benefit comparison under Section 10 of this Plan means a participant’s base pay and all approved commissions, bonuses and incentive payments paid to the participant by the Company or a Participating Employer during a particular pay period subject to the following:

(a)	Nonqualified Certified Compensation shall include any Salary Deferral Contributions made on behalf of a participant under the 401(k) Plan, any salary reduction contributions to any cafeteria plan under Code section 125, and any salary reduction contributions to a qualified transportation fringe benefit under Code section 132(f)(4) maintained by a Participating Employer. Nonqualified Certified Compensation shall not include any lump sum severance payment. Effective for participants who commence on or after October 1, 2003 a leave of absence that is classified by his or her Participating Employer as a salary continuation leave of absence, Nonqualified Certified Compensation shall not include any salary continuation pay paid to the participant while on salary continuation leave of absence. Effective for participants who commenced prior to October 1, 2003 a leave of absence that was classified by his or her Participating Employer as a salary continuation leave of absence and contingent upon approval of a similar provision in the Pension Plan by the Internal Revenue Service, Nonqualified Certified Compensation shall include salary continuation pay paid in regular monthly or more frequent installments..

(b)	Nonqualified Certified Compensation shall include payments under the Executive Incentive Compensation Plan approved by the Human Resources Committee of the Board of Directors of the Company and payments under any other commission, bonus or incentive compensation programs or plans which the Company designates as included in Nonqualified Certified Compensation by written action of the Chairman, President or the Executive Vice President of Human Resources. Notwithstanding the previous sentence, payments under any such commission, bonus or incentive compensation plan shall not be included in Nonqualified Certified Compensation to the extent those payments exceed any limit the Company establishes in such written action.

(c)	Subject to subsection (b) above, Nonqualified Certified Compensation shall include deferrals of base pay, approved commissions, bonuses and incentive payments for a participant who has entered into a written agreement with the Company or any other Participating Employer under which payment of such compensation will be deferred to a stated year subsequent to the year in which it would otherwise have been paid to the participant.

(d)	Nonqualified Certified Compensation for a participant who has entered into a written agreement with the Company or any other Participating Employer to defer compensation that would have been Certified Compensation under the Pension Plan if it had not been deferred shall include all such deferred compensation.

(e)	Notwithstanding the foregoing provisions of this Section, solely for purposes of allocating compensation credits under Section 8 and determining the special transitional benefit comparison under Section 10, any Nonqualified Certified Compensation paid to a participant while the participant is employed in a position subject to this subsection (e) shall be disregarded to the extent such Nonqualified Certified Compensation exceed $50,000 for a Plan Year.

(i)	This subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc. or any of its subsidiaries in any of the following job categories: Mortgage Consultant, Mortgage Sales Representative, Sales Supervisor, Escrow Sales Representative, Renovation Staff Consultant, Marketing Representative, Wholesale Account Executive, Wholesale Account Executive Sub-

prime or any other job category which Wells Fargo Home Mortgage, Inc. classifies as equivalent to the job categories listed above. In addition, this subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc. or any of its subsidiaries in one of the job categories listed above (or in any other job category that the Company classifies as equivalent to one of the job categories listed above for purposes of this subsection (e)) and who is also simultaneously employed by Wells Fargo Investments, LLC.

(ii)	If a participant is transferred into a position that is subject to this subsection (e) during a Plan Year, the $50,000 limit under this subsection for that Plan Year shall be reduced (but not below $0) by the amount of Nonqualified Certified Compensation credited to the participant for service during that Plan Year prior to the transfer date..

(f)	Notwithstanding the foregoing provisions of this Section, solely for the purpose of determining the special transitional benefit comparison under Section 10, if any incentive compensation payments paid after 1996 are taken into account in determining Monthly Earnings for the Plan Year in which paid, but the Participant was not a Qualified Employee for the entire Plan Year, each such incentive compensation payment shall be prorated by multiplying it by a fraction, the numerator of which is the number of months during the Plan Year in which the Participant had one or more Hours of Service as a Qualified Employee (disregarding any hours attributable to severance pay or terminal vacation), and the denominator of which is 12.

          Sec. 4 Company and Participating Employers. The “Company” is Wells Fargo & Company (formerly known as Norwest Corporation), a Delaware corporation, and any successor to said corporation. Each Participating Employer in the Pension Plan shall also be a “Participating Employer” in this Plan if any of its employees become participants in this Plan pursuant to Section 5 of this Plan.

          Sec. 5 Participation. Participation in this Plan is limited to the following employees of the Company or any other Participating Employer:

(a)	Employees who enter into a written agreement with the Company or any other Participating Employer under which payment of compensation earned by the employee will be deferred to a stated year subsequent to the year in which it would otherwise have been paid, provided such compensation would otherwise have been recognized as “Certified Compensation” or “Monthly Earnings” as defined in the Pension Plan. The compensation of a participant that is so deferred is referred to in this Plan as the participant’s “Deferred Compensation.”

(b)	Employees whose benefits under the Pension Plan are reduced as a result of the limits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code and Treasury Regulation Section 1.401(a)(4)-5(b). However, an employee will not be eligible under the previous sentence unless the employee would have reached one or more of those limits based on his or her Nonqualified Certified Compensation.

          Sec. 6 Establishment of Plan Account. A bookkeeping account shall be established under this Plan for each participant. The participant’s account in this Plan shall be adjusted as follows:

(a)	If applicable, an initial account balance shall be credited to the participant pursuant to Section 7 of this Plan.

(b)	The participant’s account will be increased by compensation credits determined pursuant to Section 8 of this Plan.

(c)	The participant’s account will be adjusted for investment credits determined pursuant to Section 9 of this Plan.

(d)	The participant’s account will be canceled upon commencement of pension payments to the participant or upon the occurrence of a forfeiture.

          Sec. 7 Initial Account Balance. The participant’s initial account balance will be determined as follows:

(a)	If the participant was an Active Participant in the Pension Plan on June 30, 1999 and continues to be an Active Participant in the Pension Plan on July 1, 1999, his or her account under this Plan will be credited with an initial account balance as of July 1, 1999 equal to the Actuarial Equivalent present value as of July 1, 1999 of the pension benefit that the participant would have been entitled to under this Plan commencing on the first day of the month following the participant’s Social Security Retirement Date (or on July 1, 1999, if later) as a Life-Only Annuity, determined (i) by assuming that the participant’s Termination of Employment had occurred on June 30, 1999, and that the participant satisfied any vesting requirements on that date, (ii) by using the participant’s Nonqualified Certified Compensation and any Deferred Compensation not already included in Nonqualified Certified Compensation to determine the participant’s Final Average

Earnings as of December 31, 1998; provided, however, that Final Average Earnings can not be less than the Final Average Earnings calculated in the Pension Plan as if the participant had not deferred compensation, (iii) by using the Integration Level (as defined in Section 4.1(c)(1) of the Pension Plan in effect on June 30, 1999) in effect for 1998, and (iv) by disregarding Section 4.1(d) and Section 4.6 of the Pension Plan in effect on June 30, 1999.

(b)	If a participant in the Plan on July 1, 1999 was a participant with an accrued but unpaid benefit in the frozen First Interstate Bancorp Supplemental Retirement and Savings Program (Excess Benefit Retirement Plan) on June 30, 1999, his or her account under this Plan will be credited with an initial account balance as of July 1, 1999 equal to the amount indicated on Schedule I to this Plan.

(c)	If a participant for whom an initial account balance was not established pursuant to subsection (a) of this Section 7 as of July 1, 1999, becomes a Qualified Employee in the Pension Plan after that date and remains entitled to a benefit that accrued with respect to service prior to July 1, 1999 under this Plan but has not yet received or begun receiving payments of the benefit, his or her account will be credited with an initial account balance as of the first day of the second quarter following the quarter in which the participant again became a Qualified Employee, provided the participant remains so employed on the date. The initial account balance will be equal to the Actuarial Equivalent present value, determined as of the date the credit occurs, of the benefit to which the participant is entitled with respect to service prior to July 1, 1999, expressed as a Life-Only Annuity commencing on the first day of the month following the participant’s Social Security Retirement Date (or the date of the credit if later).

          Sec. 8 Nonqualified Compensation Credit. The Plan account of each eligible participant who is an Active Participant in the Pension Plan during all or part of a Plan Year will be credited with a nonqualified compensation credit for the Plan Year, determined as follows:

(a)	The nonqualified compensation credit for an eligible participant for a Plan Year will be equal to the participant’s Nonqualified Certified Compensation determined under Section 3 of this Plan multiplied by the percent determined from the following table less the amount of any Compensation Credits allocated to the participant’s Account in the Pension Plan for that Plan Year:

Points	Compensation Credit %

30 or less	3%
40 to 54	4%
55 to 69	5%
70 to 79	6%
80 or more	7%

(b)	For purposes of this Section 8, an eligible participant’s points for a particular Plan Year are equal to the sum of the participant’s completed years of age, plus the participant’s complete years of Credited Service determined as of the last day of the Plan Year. If the participant incurs a Termination of Employment prior to the last day of the Plan Year, the participant’s points will be determined as of the date of the participant’s Termination of Employment. In applying the formula, the participant’s age will be determined as of the participant’s most recent birthday and the participant’s Credited Service will be rounded down to completed years by disregarding any fraction of a year.

(c)	The percentages in subsection (a) above will be adjusted pursuant to the table contained in Section 5.3(d) of the Pension Plan for each eligible participant who (i) was an active participant in this Plan both on July 1, 1999 and at any time during the Plan Year for which the compensation credit is allocated, (ii) was born before January 2, 1940, and (iii) on January 1, 1985 was a participant in the Wells Fargo & Company Retirement Plan (a defined benefit pension plan that terminated effective December 31, 1984).

(d)	The nonqualified compensation credit for a Plan Year will be allocated to the eligible participant’s account as of the end of the Plan Year except that, if the eligible participant terminates employment during the Plan Year and commences payment under this Plan during the Plan Year, the nonqualified compensation credit for the Plan Year will be allocated to the participant’s account as of the participant’s Termination of Employment.

(e)	No nonqualified compensation credit will be made for a participant for a Plan Year unless the participant was an Active Participant in the Pension Plan at some time during that Plan Year and satisfied the eligibility requirements under Section 5 of this Plan for that Plan Year. Any compensation that is paid following the calendar quarter in which the participant’s Termination of Employment occurred will be disregarded for purposes of this Section 8.

          Sec. 9 Investment Credits. Each account will be adjusted to reflect investment credits determined as follows:

(a)	For each calendar quarter beginning July 1, 1999 and ending prior to the date the Company amends this Plan to provide for participant investment direction, the investment credit will be determined by multiplying the participant’s account balance as of the first day of the quarter by 25% of the average of the annual yields on 30 year constant maturity Treasury securities for the three months preceding the first day of the quarter, as specified for each such month by the Commissioner of the Internal Revenue Service for purposes of Code section 417(e) and published in the following month, expressed as a decimal equivalent rounded to four decimal places. The investment credit under this subsection for a calendar quarter will be credited to the participant’s account as of the last day of the Plan Year; provided, however, that if distribution of the participant’s benefit in this Plan is to commence during the Plan Year, the participant’s account will be credited with a partial investment credit calculated based on the number of quarters within the Plan Year completed prior to the distribution date.

(b)	Commencing July 1, 1999 and ending December 31, 2001, a special transitional investment credit will be allocated to the accounts of eligible participants for each calendar quarter during that time period by multiplying the account balance as of the beginning of the quarter by .0075. For the Plan Year commencing January 1, 2002 and ending December 31, 2002, a special transitional investment credit will be allocated to the accounts of eligible participants for each calendar quarter during that Plan Year by multiplying the account balance as of the beginning of the quarter by .00375. The special transitional investment credit for a calendar quarter will be credited to the participant’s account as of the last day of the Plan Year; provided, however, that if distribution of the participant’s benefit in this Plan is to commence during the Plan Year, the participant’s account will be credited with a partial special transitional investment credit based on the number of quarters within the Plan Year completed prior to the distribution date. The last special transitional investment credit provided for under this subsection will be allocated for the quarter ending December 31, 2002.

(c)	Compensation credits allocated to a participant’s account for a particular Plan Year shall be credited as of the last day of that Plan Year with an investment credit equal to one-half of the average of the quarterly yields on 30 year constant maturity Treasury securities for that Plan Year determined under subsection (a) of this Section 9 and one-half of the special transitional investment credit for that Plan Year determined under subsection (b) of this Section 9.

          Sec. 10 Special Transitional Benefit Comparison for Employees of Former Norwest. If a participant in this Plan (i) was an Active Participant in the Pension Plan and this Plan on June 30, 1999, (ii) had attained age 45 on or before June 30, 1999, (iii) was credited with at least five years of Credited Service on June 30, 1999 under the Pension Plan, and (iv) was an Active Participant in the Pension Plan and this Plan on July 1, 1999, the participant shall be eligible for a special transitional benefit comparison under this Plan as provided below.

(a)	The special transitional benefit comparison will provide a benefit under this Plan equal to the greater of:

(i)	The Actuarial Equivalent of the participant’s benefit determined under Article VII of the Pension Plan except that Monthly Earnings for purposes of determining Final Average Earnings under Section 7.3 of the Pension Plan will be calculated using Nonqualified Certified Compensation; provided, however that Final Average Earnings can not be less than the Final Average Earnings calculated in the Pension Plan as if the participant had not deferred compensation; or

(ii)	The participant’s account value under this Plan plus the participant’s Account value under the Pension Plan.

(b)	The participant’s benefit determined under subsection (a) above will be reduced by the amount of benefits payable to the participant under the Pension Plan.

          Sec. 11 Special Transitional Benefit Comparison for Certain Former First Interstate Employees. If a participant in this Plan on July 1, 1999 was (i) a participant with an accrued but unpaid benefit in the frozen First Interstate Bancorp Supplemental Retirement and Savings Program (Excess Benefit Retirement Plan) on June 30, 1999, and (ii) was an Active Participant in the Pension Plan on July 1, 1999, the participant shall be eligible for a special transitional benefit comparison under this Plan as provided below.

(a)	The participant’s account balance at the time the distribution to the participant will occur or commence shall be increased by an amount (not less than $0) equal to the amount determined in subsection (i) below minus the amount determined in subsection (ii) below:

(i)	The Actuarial Equivalent present value of the Monthly Pension upon early retirement to which the participant is entitled under the provisions of the First Interstate Bancorp Supplemental Retirement and Savings Program (Excess Benefit Retirement Plan) and the Retirement Plan for Employees of First Interstate Bancorp and Its Affiliates in effect on June 30, 1999, expressed as a Life Only Annuity commencing on the date as of which distribution of the participant’s accrued benefit is to occur or commence.

(ii)	The participant’s initial account balance under this Plan plus the participant’s initial Account Balance under the Pension Plan adjusted for investment credits attributable to those initial account balances, and disregarding any compensation credits subsequently allocated to the participant’s account in this Plan and the participant’s Account in the Pension Plan and any investment credits attributable to such compensation credits.

(b)	The participant’s benefit determined under subsection (a) above will be reduced by the amount of benefits payable to the participant under the Pension Plan.

          Sec. 12 Optional Settlements, Etc. The supplemental benefit payable under this Plan with respect to a participant shall be subject to all terms and conditions of the Pension Plan governing the calculation and payment of the corresponding benefit under the Pension Plan to which the participant may be entitled, including the payment of any optional settlement permitted under the Pension Plan and the calculation of the participant’s vested percentage. Notwithstanding the foregoing, if the present value (determined as provided under the Pension Plan) of the benefit to be provided under this Plan is $5,000 or less upon the participant’s Termination of Employment or death, the entire benefit under this Plan shall be paid in a lump sum within a reasonable time following the participant’s Termination of Employment or death.

          Sec. 13 Death Benefits. In the event benefits are payable under the Pension Plan to the participant’s surviving spouse and/or beneficiary or joint annuitant following the participant’s death, a supplemental benefit shall be payable under this Plan in the same form to the same recipient.

          Sec. 14 Unsecured Obligations. The obligations of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. The participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of the Company. The Company will pay the cost of this Plan out of its general assets. All references to account, gains, losses, income, expenses, payments and the like are included merely for the purpose of measuring the Company’s obligation to participants in this Plan and shall not be construed to impose on the Company the obligation to create any separate fund for purposes of this Plan.

          Sec. 15 Nonassignability. No participant or Beneficiary shall have the power to assign, alienate, dispose of, pledge or encumber benefits payable under this Plan, whether voluntarily or involuntarily, or directly or indirectly. Any attempt to do so by the participant, a spouse, Beneficiary or joint annuitant, a court, or any other person or entity shall result in forfeiture of the benefits otherwise payable under this Plan with respect to said participant. The Company shall not recognize any attachment, garnishment, execution of judgment or other legal process affecting the participant’s benefits under this Plan. The designation of a Beneficiary by a participant does not constitute a transfer.

          Sec. 16 No Guarantee of Employment. Participation in this Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights of a Participating Employer to determine the duration of an individual’s employment or the terms and conditions of such employment.

          Sec. 17 Withholding of Taxes. The benefit payable under the Plan to any participant, spouse, Beneficiary or joint annuitant shall be subject to the deduction of any federal, state or local income taxes, Social Security (FICA) taxes or other taxes which are required to be withheld from such payments by applicable laws or regulations.

          Sec. 18 Administration. For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan Administrator shall be the Company’s Executive Vice President Human Resources. The Plan Administrator or its delegatee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Plan Administrator powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem necessary; (d) discretionary authority to interpret the terms of the Plan; (e) authority to adopt procedures for implementing the Plan; and (f) discretionary authority to determine participants’ eligibility for benefits under the Plan; and to resolve all issues of fact and law in connection with such determinations

          Sec. 19 Claims Procedure. The Company shall establish a claims procedure consistent with the requirements of ERISA. Such claims procedure shall provide adequate notice in writing to any participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant and shall afford a reasonable opportunity to a claimant whose claim for benefits has been denied for a full an fair review by the Company of the decision denying the claim.

          Sec. 20 Construction and Applicable Law. This Plan is intended to be construed and administered as a unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be construed and administered according to the laws of State of Minnesota to the extent that such laws are not preempted by ERISA.

          Sec. 21 Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

          Sec. 22 Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner.

          Sec. 23 Effective Date of the Plan. The effective date of this restated Plan is July 1, 1999.

          Sec. 24 Provisions Applicable to WFF Employees. This section applies to persons (referred to herein as “WFF Employees”) employed by Wells Fargo Financial, Inc. and its subsidiaries (collectively, “WFF”) which were participating employers in the Wells Fargo Financial Pension Plan (the “WFF Plan”) on December 31, 2004.

(a)	A WFF Employee employed by WFF on December 31, 2004, is eligible to participate in this Plan only if the employee satisfies the requirements of Section 5 of this Plan on or after January 1, 2005. Except as otherwise provided in subsection (b) below, the benefit of a WFF Employee under this Plan will consist solely of amounts credited to such an individual’s account under Sections 8 and 9 of this Plan during or after 2005.

(b)	Special Transitional Calculation for Certain WFF Employees. If a WFF Employee participating in this Plan is eligible for the additional benefit provided under Section III. of the appendix to the Pension Plan titled “Appendix Applicable to Wells Fargo Financial, Inc. and Subsidiaries” that was effective January 1, 2005 (the “WFF Appendix”), the individual will be eligible for an additional benefit calculated under this Plan as follows:

(1)	On the date as of which payment of the benefit based on the individual’s account in this Plan is to occur or commence, an additional amount (not less than $0) will be added to such account equal to the amount determined under subparagraph

(A)	minus the sum of the amounts determined under subparagraph (B), as follows:

(A)	The lump sum present value of the individual’s WFF Grandfathered Pension determined under Section III.(d) of the WFF Appendix, except that the individual’s Monthly Earnings for periods on and after January 1, 2005 will be based on the individual’s Nonqualified Certified Compensation for such periods determined under Section 3 of this Plan, and for periods prior to January 1, 2005, the term “Recognized Compensation” will be replaced by the compensation during the relevant period that would have been used to calculate a benefit for the individual under the Wells Fargo Financial Pension Excess Benefit Plan.

(B)	The sum of (i) the individual’s Account Balance under the Pension Plan, including any additional amount credited to that Account pursuant to Section III.(b) of the WFF Appendix, (ii) the lump sum present value of the benefit to which the individual is entitled under the WFF Plan, and (iii) the lump sum present value of the benefit to which the individual is entitled under the Wells Fargo Financial Pension Excess Benefit Plan.

(2)	Determinations of lump sum present values and any other computations necessary to determine benefits under this Section 24 will be done using the same actuarial assumptions and other methods and procedures specified for that purpose in Section III of the WFF Appendix.